                                                                    Exhibit 21.1



                             Aerovox Incorporated
                                 Subsidiaries


Aerovox de Mexico S.A. De C.V.
Ave. Fernando Borreguero # 3328
Parque Industrial Juarez,
Cd. Juarez, Chihuahua CP32630
Mexico

BHC Aerovox Ltd.
20-21 Cumberland Drive
Granby Industrial Estate
Weymouth, Dorset DT4 9TE
England